Exhibit 5.1

November 18, 2014

Body Central Corp.
6225 Powers Avenue
Jacksonville, Florida 32217

Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-1 (File No. 333-198924) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 5,968,080 shares (the "Shares") of common stock, par value $0.001 per share ("Common Stock"), of Body Central Corp., a Delaware corporation (the “Company”), that are issuable upon conversion of outstanding subordinated secured convertible notes previously issued by the Company (the “Notes”). The Shares consist of (i) 5,142,864 shares of Common Stock issuable upon conversion of the $18 million initial aggregate principal amount of Notes and (ii) an additional 825,216 shares of Common Stock issuable correlating to two years of capitalized interest, all as described in the Registration Statement.

In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We have relied, without independent verification, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in any relevant agreements and certificates of officers of the Company. In making our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have further assumed that the Company will have sufficient authorized, unissued and otherwise unreserved shares of common stock available for issuance at the time of each issuance of the Shares upon conversion of the Notes.

Upon the basis of such examination, we advise you that, in our opinion, the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the Notes, will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware). We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinion expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP